FOR IMMEDIATE RELEASE
DATE:	February 22, 2005
CONTACT:	Johnny Thompson 715 836-9994 x137

CITIZENS COMMUNITY BANCORP ANNOUNCES STOCK REPURCASE

EAU CLAIRE, Wisc. -- Citizens Community Bancorp (OTCBB: CZWI.OB), the holding company for Citizens Community Bank, announced its intention today to repurchase up to 59,618 of its outstanding shares in the open market or in privately negotiated transactions. These shares, which will be used to cover grants under the Recognition and Retention Plan recently adopted by the stockholders at their annual meeting, will be purchased from time to time over a twelve-month period depending upon market conditions.

As of December 31, 2004, the Company had consolidated total assets of $168.5 million and stockholder's equity of $19.8 million.

Citizens Community Bancorp, based in Eau Claire, Wisc., is the mid-tier holding company for Citizens Community Federal, a federal savings association operating ten full-service banking offices in Wisconsin and Minnesota.

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